Exhibit 99.1


                              [DURAMED LETTERHEAD]



October 6, 1999


Solvay Pharmaceuticals, Inc.
901 Sawyer Road
Marietta, GA  30062

Dear Sir or Madam:

This is to confirm the agreement we have reached regarding your possible purchase of shares of common stock in Duramed. We have agreed that you have the option to purchase up to 3,000,000 shares at a price of $9.00 per share. If you elect to purchase any of these shares, you must purchase at least 1,666,666 shares. The purchase will be on the terms set forth in the term sheet attached as Exhibit A.

The purchase is subject to approval of our Board of Directors and compliance with any applicable regulatory requirements. We will seek to satisfy such conditions as soon as practical. You will have until the close of business on October 15, 1999 to decide whether to exercise your options and to notify us of the number of shares which you decide to purchase. The purchase of the first 1,666,666 shares must close no later than October 22, 1999. The purchase of any additional shares will close as soon as any applicable regulatory requirements are satisfied.

We will work together to develop more detailed agreements dealing with the purchase.

If this letter sets forth accurately our agreement with respect to the matters set forth above, please sign and return a copy of this letter.

Cordially,

DURAMED PHARMACEUTICALS, INC.

By:  /s/ E. Thomas Arington
   ------------------------------
     E. Thomas Arington, Chairman



Read and Agreed to this 6th day of October, 1999

SOLVAY PHARMACEUTICALS, INC.

By:  /s/ David A. Dodd
   ------------------------------
     David A. Dodd, President and
     Chief Executive Officer

                                    Exhibit A


ISSUER:                       Duramed Pharmaceuticals, Inc.
                              ("Duramed" or the "Company")

INVESTOR:                     Solvay Pharmaceuticals, Inc.
                              ("Solvay")

SECURITY:                     Common Stock

AMOUNT:                       Up to 3.0 million shares

PURCHASE PRICE                $9.00 per share

GROSS PROCEEDS:               Up to $27.0 million

RESALE REGISTRATION           Duramed will use its best efforts to
   OF SECURITIES:             effect a registration statement for
                              the securities as soon as possible.

RESTRICTION ON SALES OF       From the time that Duramed notifies
   COMMON STOCK DURING        Solvay that it is in the process of
   MATERIAL FINANCINGS        selling equity or equity linked
   BY DURAMED:                securities until 90 days after
                              completion of the sale of such
                              securities Solvay will not offer,
                              sell, contract to sell, grant any
                              option to sell, otherwise dispose of,
                              directly or indirectly, any shares of
                              common stock of the Company. This
                              provision shall terminate on 10/1/01.

RESTRICTIONS ON               Until 10/1/01, neither Solvay nor any of Solvay's
   ACQUISITION OF             affiliates will in any manner, directly or
   ADDITIONAL COMMON          indirectly, effect or seek, offer, propose or in
   STOCK:                     any way participate in, any acquisition of any
                              securities or assets of the Company or any of its subsidiaries, unless such actions shall have been specifically invited by the Board of Directors of Duramed.

                              This restriction shall be suspended if Duramed receives a credible offer from a third party for the acquisition of a majority of the common stock of the Company. A credible offer is defined as an offer which the Board of Directors of Duramed believes should be considered.

ANTI-DILUTIVE RIGHTS:         Until 10/1/01, if Duramed conducts any material
                              sale of equity or equity linked securities to parties (other than Duramed employees and directors under the Company's stock option programs and other similar arrangements in the ordinary course of business), Solvay shall have the right to purchase such securities at identical terms at the time of such sale, such that Solvay's percentage ownership of the Company (calculated on a fully-diluted basis) prior to such sale is equal to its percentage ownership (calculated on a fully-diluted basis) after such sale.







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